Exhibit 99.1

Press Release
The Nasdaq Stock Market, Inc. One Liberty Plaza New York, New York 10006

For Release:	January 31, 2008
Media Contact:	Bethany Sherman, NASDAQ 212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ 212.401.8742

NASDAQ ANNOUNCES FOURTH QUARTER 2007 RESULTS

- OPERATING INCOME UP 49.2% FROM PRIOR YEAR -

New York, N.Y.—The Nasdaq Stock Market, Inc. (“NASDAQ®”; NASDAQ: NDAQ), today reported fourth quarter 2007 net income of $79.0 million, or $0.52 per diluted share, an increase of $16.0 million from $63.0 million, or $0.43 per diluted share, in the fourth quarter of 2006. Net income for the fourth quarter 2007 declined when compared to $365.0 million, or $2.41 per diluted share, reported in the third quarter 2007. Net income for the full year 2007 increased to $518.4 million, or $3.46 per diluted share, when compared to net income applicable to common stockholders of $127.2 million, or $0.95 per diluted share, for the full year 2006. Included in third quarter and full year 2007 results are pre-tax gains of $431.4 million associated with NASDAQ’s sale of its share capital of the London Stock Exchange Group plc, which had the impact of increasing diluted earnings per share by $1.95 for both periods.

Fourth quarter 2007 results include pre-tax gains of $18.2 million related to foreign currency option contracts, as well as pre-tax charges of $1.1 million related to the early extinguishment of debt and $0.6 million in workforce reduction expenses. When excluding these items net income on a non-GAAP basis was $69.1 million, or $0.46 per diluted share. This represents an increase when compared to non-GAAP net income of $32.5 million, or $0.23 per diluted share for the fourth quarter of 2006, and $62.1 million, or $0.42 per diluted share for the third quarter of 2007.

Revenues less liquidity rebates, brokerage, clearance and exchange fees (“net exchange revenues”) were $211.6 million in the fourth quarter of 2007, an increase of 15.6% from $183.1 million in the year-ago period, and up $1.6 million from $210.0 million reported in the third quarter of 2007.

“Our fourth quarter results cap off a truly defining year for NASDAQ,” commented Bob Greifeld, NASDAQ’s President and Chief Executive Officer. “During 2007 we were able to dramatically improve our financial and operational performance, leaving us stronger and better positioned for future success. We solidified our global footprint with the agreement to combine with OMX and invest strategically into the emerging markets of the Middle East. Additionally, we took steps to diversify our business into derivatives, clearing and other new products through the planned acquisitions of both the Philadelphia and Boston Stock Exchanges and through OMX’s announced acquisition of NordPool. As we enter 2008, we are even more excited about the opportunities in front of us as we execute our plans for geographic expansion and product diversification.”

Recent Highlights

•

NASDAQ expanded its leadership position as the largest single pool of liquidity in which to trade U.S. listed equities, matching a record high of 29.7% of all volume for the fourth quarter of 2007. NASDAQ also achieved new market share highs in the trading of NYSE-and Amex-listed securities, matching 18.8% and 35.2% of volume, respectively, during the quarter.

•

Announced the proposed acquisition of the Philadelphia Stock Exchange, the third largest options market in the U.S. and the nation’s oldest stock exchange. This transaction significantly diversifies NASDAQ’s product portfolio by providing NASDAQ with one of the premier options trading platforms in the U.S.

•

Received the necessary regulatory and shareholder approvals to allow NASDAQ to proceed with plans to combine with OMX and invest in DIFX. NASDAQ expects to complete this transaction in the first quarter of 2008.

•

Expanded the Select Market Maker Program to NYSE-listed companies. The program is designed to bring NYSE-listed companies and the NASDAQ market making community together, while providing companies access to utilize NASDAQ’s Market Intelligence Desk® (MID) and proprietary NASDAQ Online® (NOL) at no cost. The Select Market Maker Program is focused on providing issuers with direct access to market information from market participants.

•

In partnership with a group of leading securities firms, NASDAQ announced its intention to form The PORTAL Alliance, an industry standard facility designed to serve the market for 144A equity securities. The PORTAL Alliance will work with third-party service providers to create an open, industry-standard facility for the private offering, trading, shareholder tracking and settlement of unregistered equity securities sold to qualified institutional buyers (“QIBs”).

“NASDAQ’s financial performance continued to be strong during the quarter,” commented NASDAQ’s Chief Financial Officer, David Warren. “Net exchange revenues, which have grown for thirteen consecutive quarters, were up 15.6% over last year’s fourth quarter, while operating income increased nearly 50%. Our ability to increase our operating leverage afforded us the flexibility to invest in key growth initiatives, while at the same time delivering exceptional results. We plan to utilize this same operating philosophy as we complete our previously announced transactions with OMX, the Philadelphia Stock Exchange, and the Boston Stock Exchange, to ensure that we continue to achieve all of our strategic and financial goals.”

2008 Guidance

NASDAQ has decided to forgo providing guidance as a standalone entity at this time given the transactions that are expected to close during the first half of 2008 and the contributions that each will have on the financial results of the consolidated organization.

Financial Review

Net exchange revenues increased 15.6% in the fourth quarter to $211.6 million, up from $183.1 million in the prior year quarter, and up $1.6 million from $210.0 million reported in the third quarter of 2007.

Market Services

Market Services net exchange revenues increased to $137.9 million, up 18.9% from the prior year quarter, and up 0.9% from the prior quarter.

	Three Months Ended			% Variance from
	Dec 31 2007	Sept 30 2007	Dec 31 2006	Prior Quarter	Prior Year
(in millions of dollars)
NASDAQ Market Center
Execution and trade reporting revenues	$526.0	$514.2	$322.1	2.3%	63.3%
Access services revenues	20.3	19.1	16.5	6.3%	23.0%
Tape fee revenue sharing	(6.7)	(6.5)	(5.7)	3.1%	17.5%

Total NASDAQ Market Center revenues	539.6	526.8	332.9	2.4%	62.1%
Cost of revenues
Liquidity rebates	(295.1)	(291.2)	(153.8)	1.3%	91.9%
Brokerage, clearance and exchange fees	(157.8)	(150.8)	(110.4)	4.6%	42.9%

Total cost of revenues	(452.9)	(442.0)	(264.2)	2.5%	71.4%

Revenues less liquidity rebates, brokerage, clearance and exchange fees from NASDAQ Market Center	86.7	84.8	68.7	2.2%	26.2%

NASDAQ Market Services Subscriptions
Proprietary revenues	24.3	22.8	19.2	6.6%	26.6%
Non-proprietary revenues	32.6	34.7	31.3	(6.1)%	4.2%
NASDAQ Revenue Sharing Programs	(1.1)	(1.4)	(2.3)	(21.4)%	(52.2)%
UTP Plan revenue sharing	(12.2)	(12.4)	(8.8)	(1.6)%	38.6%

Total NASDAQ Market Services Subscriptions revenues	43.6	43.7	39.4	(0.2)%	10.7%
Other Market Services revenues	7.6	8.2	7.9	(7.3)%	(3.8)%

Total revenues less liquidity rebates, brokerage, clearance and exchange fees from NASDAQ Market Services	$137.9	$136.7	$116.0	0.9%	18.9%

•

Increases in NASDAQ Market Center net exchange revenues from the prior year quarter are primarily due to increases in trade execution volume for U.S.-listed equities. Total volume matched on NASDAQ increased to 123.4 billion shares in the fourth quarter of 2007, up 45.9% from 84.6 billion shares in the fourth quarter of 2006. Increases when compared to the third quarter of 2007 are primarily due to higher traded share volume and increases in customer demand for Access Services. Included in execution and trade reporting revenues in the fourth quarter of 2007 are $99.3 million in SEC Section 31 fees, compared with $94.2 million in the third quarter of 2007 and $73.2 million in the fourth quarter of 2006. Corresponding cost of revenues reflecting the reimbursement of these fees to the SEC are included in brokerage, clearance and exchange fees.

•

Market Services Subscriptions revenues increased from the prior year quarter due primarily to increases in subscriber populations for proprietary products. Somewhat offsetting this increase is higher UTP Plan revenue sharing due to declines in NASDAQ’s total UTP market share. The slight decrease when compared to the third quarter of 2007 is due to lower non-proprietary revenues, partially offset by higher proprietary revenues.

Issuer Services

During the fourth quarter Issuer Services revenues increased 9.9% to $73.6 million from the prior year quarter and increased 0.5% from the prior quarter.

	Three Months Ended			% Variance from
	Dec 31 2007	Sept 30 2007	Dec 31 2006	Prior Quarter	Prior Year
(in millions of dollars)
Corporate Client Group
Annual renewal fees	$32.2	$31.6	$27.9	1.9%	15.4%
Listing of additional shares fees	10.4	10.4	9.5	—	9.5%
Initial listing fees	5.7	5.6	5.3	1.8%	7.5%
Corporate Client services	13.7	13.9	13.1	(1.4)%	4.6%

Total Corporate Client Group revenues	62.0	61.5	55.8	0.8%	11.1%

NASDAQ Financial Products
Licensing revenues	10.8	10.6	9.5	1.9%	13.7%
Other revenues	0.8	1.1	1.7	(27.3)%	(52.9)%

Total NASDAQ Financial Products revenues	11.6	11.7	11.2	(0.9)%	3.6%

Total Issuer Services revenues	$73.6	$73.2	$67.0	0.5%	9.9%

•

Increases in Corporate Client Group revenues from the prior year quarter are driven primarily by revised annual renewal fees introduced earlier this year. Increases from the prior quarter are driven by fees generated from new listings.

•	NASDAQ Financial Products revenues increased from the prior year quarter due to an increase in license revenues associated with NASDAQ-licensed ETFs.

Total Operating Expenses

Total operating expenses declined 4.3% to $110.0 million from $115.0 million in the prior year quarter and declined 12.8% from $126.1 million in the prior quarter. Third quarter 2007 expenses include a charge of $19.5 million for a tax sharing payment for the benefit of a strategic investor and a charge of $5.8 million related to the early extinguishment of debt.

Net interest income

Net interest income was $12.4 million for the fourth quarter of 2007, compared with net interest expense of $18.3 million for the fourth quarter of 2006, representing an increase of $30.7 million. This increase was primarily due to additional interest income on higher cash balances due to the cash proceeds received from the sale of our share capital of the London Stock Exchange plc and lower interest expense on debt due to a lower outstanding balance. In September 2007, NASDAQ used $1.1 billion of the $1.8 billion of proceeds from the sale of our share capital of the London Stock Exchange Group plc to repay in full and terminate outstanding debt obligations.

Earnings Per Share

Fourth quarter earnings per diluted share were $0.52 versus $0.43 per diluted share in the prior year quarter, and $2.41 in the third quarter of 2007. Included in third quarter 2007 results are pre-tax gains associated with NASDAQ’s sale of its share capital of the London Stock Exchange Group plc, noted above. NASDAQ’s weighted average shares outstanding used to calculate diluted earnings per share were 154.0 million in the fourth quarter of 2007 versus 152.1 million in the year-ago quarter and 152.3 million in the third quarter of 2007.

NASDAQ is the largest U.S. equities exchange. With over 3,100 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks as well as a leading liquidity pool for trading NYSE-listed stocks. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom at www.nasdaq.com/newsroom/

Non-GAAP Information

In addition to disclosing results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), NASDAQ also discloses certain non-GAAP results of operations, including total expenses, operating income, net income and diluted earnings per share, that exclude certain charges and gains that are described in the reconciliation table of non-GAAP to GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess NASDAQ’s operating performance by excluding these costs and gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. NASDAQ cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, projections about our future financial results and statements about the implementation dates and benefits of certain strategic initiatives, including the transactions contemplated by NASDAQ’s agreements with Borse Dubai, OMX AB, the Boston Stock Exchange and the Philadelphia Stock Exchange, and other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s filings with the U.S. Securities Exchange Commission, including its annual report on Form 10-K for the fiscal year ending December 31, 2006 which is available on NASDAQ’s website at http://www.nasdaq.com and the SEC’s website at www.sec.gov. NASDAQ undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

(tables follow)

(income statement)

(balance sheet)

(GAAP reconciliation table)

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended (unaudited)			Year Ended
	Dec 31,	Sept 30,	Dec 31,	Dec 31,	Dec 31,
	2007	2007	2006	2007	2006
				(unaudited)
Revenues
Market Services	$590.8	$578.7	$380.2	$2,152.4	$1,408.3
Issuer Services	73.6	73.2	67.0	283.9	249.0
Other	0.1	0.1	0.1	0.3	0.5

Total revenues	664.5	652.0	447.3	2,436.6	1,657.8
Cost of revenues
Liquidity rebates	(295.1)	(291.2)	(153.8)	(1,049.8)	(644.9)
Brokerage, clearance and exchange fees	(157.8)	(150.8)	(110.4)	(574.5)	(325.5)

Total cost of revenues	(452.9)	(442.0)	(264.2)	(1,624.3)	(970.4)

Revenues less liquidity rebates, brokerage, clearance and exchange fees	211.6	210.0	183.1	812.3	687.4

Operating Expenses
Compensation and benefits	54.4	52.0	51.2	200.4	195.7
Marketing and advertising	7.6	4.1	8.2	20.8	20.5
Depreciation and amortization	9.6	9.7	10.6	38.9	70.9
Professional and contract services	8.6	6.4	9.0	32.1	32.0
Computer operations and data communications	5.9	6.6	11.8	28.7	41.5
Provision for bad debts	(0.4)	0.2	0.7	1.9	0.5
Occupancy	8.5	8.2	8.5	34.5	34.1
Regulatory	7.4	7.7	—	28.9	—
General, administrative and other	8.4	31.2	7.0	60.4	44.3

Total direct expenses	110.0	126.1	107.0	446.6	439.5
Support costs from related parties, net	—	—	8.0	—	33.8

Total operating expenses	110.0	126.1	115.0	446.6	473.3

Operating income	101.6	83.9	68.1	365.7	214.1
Interest income	14.8	9.5	6.3	37.6	24.6
Interest expense	(2.4)	(23.4)	(24.6)	(72.9)	(91.1)
Gain on foreign currency option contracts	18.2	35.2	48.4	44.0	48.4
Dividend income	—	—	7.0	14.5	16.2
Gain on sale of strategic initiative	—	431.4	—	431.4	—
Strategic initiative costs	—	—	—	(26.5)	—
Minority interest	—	—	0.3	0.1	0.9

Income before income taxes	132.2	536.6	105.5	793.9	213.1
Income tax provision	53.2	171.6	42.5	275.5	85.2

Net income	$79.0	$365.0	$63.0	$518.4	$127.9

Net income applicable to common stockholders:
Net income	$79.0	$365.0	$63.0	$518.4	$127.9
Preferred stock:
Dividends declared	—	—	—	—	(0.4)
Accretion of preferred stock	—	—	—	—	(0.3)

Net income applicable to common stockholders	$79.0	$365.0	$63.0	$518.4	$127.2

Basic and diluted earnings per share:
Basic	$0.63	$3.23	$0.56	$4.47	$1.22

Diluted	$0.52	$2.41	$0.43	$3.46	$0.95

Weighted average common shares outstanding for earnings per share:
Basic	125.8	113.2	112.1	116.1	104.3
Diluted	154.0	152.3	152.1	152.5	144.2

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	Dec 31, 2007	Dec 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,325.3	$322.0
Available-for-sale investments, at fair value	—	1,628.2
Receivables, net	249.5	233.3
Deferred tax assets	10.8	11.1
Other current assets	96.4	118.0

Total current assets	1,682.0	2,312.6
Property and equipment, net	64.5	65.3
Non-current deferred tax assets	63.3	97.0
Goodwill	980.7	1,028.7
Intangible assets, net	181.6	199.6
Other assets	7.3	13.3

Total assets	$2,979.4	$3,716.5

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$115.1	$110.6
Section 31 fees payable to SEC	103.6	60.1
Accrued personnel costs	64.6	55.6
Deferred revenue	60.5	56.4
Income tax payable	34.1	44.1
Other accrued liabilities	24.5	28.0
Deferred tax liabilities	8.8	95.0
Current portion of debt obligations	—	10.7

Total current liabilities	411.2	460.5
Debt obligations	118.4	1,493.0
Non-current deferred tax liabilities	91.8	115.8
Non-current deferred revenue	94.0	90.6
Other liabilities	55.7	99.1

Total liabilities	771.1	2,259.0

Minority interest	—	0.1

Stockholders’ equity
Common stock	1.4	1.3
Preferred stock	—	—
Additional paid-in capital	1,189.2	1,046.6
Common stock in treasury, at cost	(8.0)	(239.7)
Accumulated other comprehensive income	(4.7)	136.2
Retained earnings	1,030.4	513.0

Total stockholders’ equity	2,208.3	1,457.4

Total liabilities, minority interest and stockholders’ equity	$2,979.4	$3,716.5

The Nasdaq Stock Market, Inc.

Reconciliation of GAAP Earnings

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	Dec 31, 2007	Sept 30, 2007	June 30, 2007	Mar 31, 2007	Dec 31, 2006	Sept 30, 2006	June 30, 2006	Mar 31, 2006

GAAP Total Operating Expenses:	$110.0	$126.1	$99.7	$110.7	$115.0	$103.3	$134.8	$120.2
Adjustments:
Technology Review	—	—	0.9	0.7	3.3	3.4	9.9	11.9
Real Estate Consolidation	—	—	—	—	—	0.5	5.4	—
Workforce Reductions	0.6	1.1	1.1	1.4	1.3	0.9	2.6	1.7
Extinguishment of Credit Facility	—	5.8	—	—	—	—	20.9	—
Foreign Currency Gain	—	—	—	—	—	—	(8.2)	—
Pension Plan and SERP Freeze	—	—	0.4	(6.5)	—	—	—	—
Clearing Contract	—	—	—	10.6	—	—	—	—
Debt Issuance Costs	1.1	—	—	—	1.1	—	—	—
Tax Sharing Payment	—	19.5	—	—	—	—	—	—

Total Adjustments	1.7	26.4	2.4	6.2	5.7	4.8	30.6	13.6

Non-GAAP Total Expenses	$108.3	$99.7	$97.3	$104.5	$109.3	$98.5	$104.2	$106.6

GAAP Operating Income:	$101.6	$83.9	$99.0	$81.4	$68.1	$67.9	$36.3	$41.8
Adjustments:
Technology Review	—	—	0.9	0.7	3.3	3.4	9.9	11.9
Real Estate Consolidation	—	—	—	—	—	0.5	5.4	—
Workforce Reductions	0.6	1.1	1.1	1.4	1.3	0.9	2.6	1.7
Extinguishment of Credit Facility	—	5.8	—	—	—	—	20.9	—
Foreign Currency Gain	—	—	—	—	—	—	(8.2)	—
Pension Plan and SERP Freeze	—	—	0.4	(6.5)	—	—	—	—
Clearing Contract	—	—	—	10.6	—	—	—	—
Debt Issuance Costs	1.1	—	—	—	1.1	—	—	—
Tax Sharing Payment	—	19.5	—	—	—	—	—	—

Total Adjustments	1.7	26.4	2.4	6.2	5.7	4.8	30.6	13.6

Non-GAAP Operating Income	$103.3	$110.3	$101.4	$87.6	$73.8	$72.7	$66.9	$55.4

GAAP Net Income:	$79.0	$365.0	$56.1	$18.3	$63.0	$30.2	$16.6	$18.0
Adjustments:
Technology Review	—	—	0.5	0.4	2.0	2.1	6.0	7.2
Real Estate Consolidation	—	—	—	—	—	0.3	3.3	—
Workforce Reductions	0.4	0.7	0.7	0.8	0.8	0.5	1.6	1.0
Extinguishment of Credit Facility	—	3.5	—	—	—	—	12.7	—
Foreign Currency Gain	—	—	—	—	—	—	(5.0)	—
Pension Plan and SERP Freeze	—	—	0.2	(3.9)	—	—	—	—
Clearing Contract	—	—	—	6.4	—	—	—	—
Debt Issuance Costs	0.7	—	—	—	0.7	—	—	—
Dividend Income	—	—	(9.4)	—	(4.6)	—	(6.0)	—
Tax Sharing Payment	—	11.8	—	—	—	—	—	—
(Gain) Loss on Foreign Currency Option Contracts	(11.0)	(21.3)	1.0	4.7	(29.4)	—	—	—
Strategic Initiative Costs	—	—	1.0	15.1	—	—	—	—
Gain on Sale of Strategic Initiative	—	(297.6)	—	—	—	—	—	—

Total Adjustments	(9.9)	(302.9)	(6.0)	23.5	(30.5)	2.9	12.6	8.2

Non-GAAP Net Income	$69.1	$62.1	$50.1	$41.8	$32.5	$33.1	$29.2	$26.2

GAAP Earnings per Common Share:
Diluted Earnings per Common Share	$0.52	$2.41	$0.39	$0.14	$0.43	$0.22	$0.13	$0.16
Adjustments:
Total Adj. from GAAP Net Income Above:	(0.06)	(1.99)	(0.04)	0.15	(0.20)	0.02	0.09	0.06

Non-GAAP Diluted Earnings per Common Share	$0.46	$0.42	$0.35	$0.29	$0.23	$0.24	$0.22	$0.22